Gladstone Land Corporation Reports Results for the Fourth Quarter and Year Ended

December 31, 2012

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

McLean, VA, March 27, 2013: Gladstone Land Corporation (NASDAQ: LAND), or the Company, today reported financial results for the fourth quarter and year ended December 31, 2012. A description of funds from operations, or FFO, a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company’s Annual Report on Form 10-K, or the Form 10-K, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.GladstoneLand.com. The Company completed its initial public offering in January 2013.

Summary Information:

	As of and For the Quarters Ended December 31,		As of and For the Years Ended December 31,
	2012	2011	2012	2011

Operating Data:
Total operating revenue	$916,757	$781,605	$3,390,594	$2,964,082
Total operating expenses	(373,811)	(334,538)	(1,488,979)	(1,681,254)
Other expense	(286,830)	(224,982)	(1,000,923)	(1,269,098)
Net income before income taxes	256,116	222,085	900,692	13,730
Provision for income taxes	(85,396)	(121,485)	(300,319)	(7,511)
Net income	$170,720	$100,600	$600,373	$6,219
Real estate depreciation and amortization	168,223	119,439	474,480	505,568
Funds from operations (1)	$338,943	$220,039	$1,074,853	$511,787

Share and Per Share Data:
Earnings per weighted average common share - basic and diluted	$0.06	$0.04	$0.22	$0.00
FFO per weighted average common share - basic and diluted	$0.12	$0.08	$0.39	$0.19
Weighted average common shares outstanding - basic and diluted	2,750,000	2,750,000	2,750,000	2,750,000

Balance Sheet Data:
Real estate, gross	$39,678,968	$32,399,715	$39,678,968	$32,399,715
Total assets	40,500,901	32,768,277	40,500,901	32,768,277
Mortgage notes payable and borrowings under line of credit	30,817,880	24,133,000	30,817,880	24,133,000
Total stockholders’ equity	8,136,726	7,536,353	8,136,726	7,536,353
Total common shares outstanding	2,750,000	2,750,000	2,750,000	2,750,000

(1)	Funds From Operations ("FFO") is a term approved by the National Association of Real Estate Investment Trusts ("NAREIT").

Highlights of 2012, the Company:

•	Acquired Properties: Purchased four farms and one cooling facility in two separate transactions, comprised of an aggregate of 343 acres in Florida, for $7.4 million;
•	Issued Debt: Borrowed a total of $8.7 million in mortgages from our Metropolitan Life Insurance Company, or MetLife, mortgage facility. Proceeds were used to repay a portion of our outstanding balance under our line of credit and to acquire the four farms in 2012 ;
•	Extended Lease: Extended the term of one lease for an additional period of three years, through October 2015; and
•	Obtained New Line of Credit: Obtained a new, $4.8 million revolving line of credit facility with MetLife that matures in April 2017.

2012 Results: FFO for the three months and year ended December 31, 2012, was $0.3 million and $1.1 million, or $0.12 and $0.39 per share, a 54.0% and 110.0% increase, respectively, when compared to the same periods one year ago. FFO increased primarily due to the increase in operating revenues derived from the four farms acquired in 2012 coupled with a decrease in professional fees from fees capitalized in 2010 and subsequently expensed in 2011 related to the preparation of the registration statement for our previously proposed public offering that was later withdrawn and a loss on early extinguishment of debt that was recognized in 2011. This was partially offset by an increase in interest expense from the mortgage debt issued in 2012 coupled with an increase in administration fees related to additional time spent on the Company’s initial public offering and an increase in due diligence costs incurred during 2012 relating to acquisitions and potential acquisitions.

Net income for the three months and year ended December 31, 2012, was $0.2 million and $0.6 million, or $0.06 and $0.22 per share, respectively, compared to net income for the three months and year ended December 31, 2011, of $0.1 million and $0.001 million, or $0.04 and $0.00 per share, respectively. A reconciliation of FFO to net income for the three months and years ended December 31, 2012 and 2011, which the Company believes is the most directly comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company’s Chief Executive Officer, David Gladstone: “Our financial results for the year reflect increased revenues from our farm acquisitions made during 2012. We are excited about our initial public offering, which closed in January 2013, and are working hard to deploy this additional capital in 2013. We also continue to focus on maintaining our portfolio and working with our existing tenants to extend leases that are scheduled to mature in the next few years. We are looking forward to an active 2013.”

Subsequent to the End of the Year, the Company:

•	Priced and Closed Initial Public Offering: Issued 3,780,264 shares of common stock in connection with its initial public offering, resulting in net proceeds of $51.5 million; and
•	Declared Distributions: Declared monthly cash distributions of $0.04 per share on its common stock, for each of February and March 2013.

Conference Call: The Company will hold a conference call on Thursday, March 28, 2013, at 8:30 a.m. EDT to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through April 29, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10025946. The live audio broadcast of the Company’s quarterly conference call will also be available online at the Company’s website, www.GladstoneLand.com. The event will also be archived and available for replay on the Company’s website through May 30, 2013.

About Gladstone Land: Gladstone Land is a real estate investment company that pays monthly dividends to its stockholders. Gladstone Land invests in farmland located in major agricultural markets in the United States (“U.S.”) that it leases to corporate and independent farmers. The company currently owns twelve farms (appraised at approximately $75.5 million), predominantly concentrated in locations where its tenants are able to grow row crops, such as berries, lettuce and melons, which are planted and harvested annually or more frequently.  The company also may acquire property related to farming, such as storage facilities utilized for cooling crops, processing plants, packaging facilities and distribution centers.  Additional information can be found at www.gladstoneland.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company presents basic and diluted FFO per share as calculations of FFO available to common stockholder divided by the weighted average common shares outstanding. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company’s Form 10-K for the year ended December 31, 2012, as filed with the SEC today.

Certain statements in this press release, including the Company’s ability to maintain or grow its portfolio and FFO, renegotiate or extend leases, and deploy additional capital are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to invest proceeds from its initial public offering; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease real property; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on March 27, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Gladstone Land Corporation, +1-703-287-5893

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